Exhibit 2

200 years proudly supporting Australia 1Q18 Capital, Funding and Asset Quality Update 5 February 2018 This document should be read in conjunction with Westpac’s Pillar 3 Report December 2017, incorporating the requirements of APS330. All comparisons in this document refer to 31 December 2017 compared to 30 September 2017 (unless otherwise stated) Westpac Banking Corporation ABN 33 007 457 141

Summary of 1Q18 Capital, Funding and Asset Quality Overview 2 assets to TCE2 2bps lower at 1.03% minimums “unquestionably strong” 1 Internationally comparable methodology aligns with the APRA study titled: “International Capital Comparison Study” dated 13 July 2015. 2 Total committed exposure. Westpac Group 1Q18 Capital, Funding and Asset Quality Update Well placed to meet APRA’s CET1 unquestionably strong benchmark • Common equity Tier 1 (CET1) capital ratio 10.1% at 31 December 2017 down from 10.6% at September 2017. The 2H17 dividend (net of DRP) reduced the CET1 capital ratio by 70bps. Excluding the impact of the dividend, the CET1 ratio increased by around 20bps over the quarter • Risk weighted assets (RWA) increased $6.1bn (up 1.5% from 30 September 2017) mainly in credit risk from changes to risk models and loan growth, partly offset by improved asset quality across the portfolio • Changes to risk models also contributed to an increase in the regulatory expected loss, which is a deduction to capital • Internationally comparable1 CET1 capital ratio 15.7% at 31 December 2017 - top quartile of banks globally Asset quality remains sound • Asset quality metrics remain near cyclical lows • Level of impaired assets stable with no new large individual impaired loans over $10m in the quarter. Stressed • Australian mortgage delinquencies flat at 0.67% • Australian unsecured delinquencies flat at 1.66% Sound funding/liquidity position • Estimated net stable funding ratio (NSFR) 110%, liquidity coverage ratio (LCR) 116% - well above regulatory • Well progressed on FY18 term funding, $15.4bn issued in the first four months Mortgage growth comfortably within macro-prudential boundaries • Flow of interest only lending was 22% in 1Q18 (APRA requirement <30%) • Investor lending growth using APRA definition 5.1% - comfortably below 10% cap Regulatory developments • In December 2017, the Basel Committee finalised the Basel III capital framework • APRA has yet to finalise its review of the capital adequacy framework but has indicated that any change will be accommodated within the industry 10.5% CET1 benchmark announced in July 2017 for ADIs to be • Westpac will seek to operate with a CET1 ratio of at least 10.5% in March and September under APRA’s existing capital framework and will revise its preferred range once APRA finalises its review of the capital adequacy framework

Capital well positioned for APRA changes Capital 3 Capital ratios (%) (APRA basis) Westpac CET1 capital ratio (rhs, %) guidelines >10.5% 55 for 1% DSIB2 12.0 Tier 1 capital ratio 11.7 12.7 12.2 50 9.0 9.0 8.8 40 Total regulatory capital ratio 14.0 14.8 14.3 15 0.0 1 Methodology aligns with the APRA study titled: ”International capital comparison study”, dated 13 July 2015. 2 Domestic systemically important bank. 3 APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016. Westpac Group 1Q18 Capital, Funding and Asset Quality Update Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 CET1 capital ratio (%) and CET1 capital ($bn) Mar-17 Sep-17 Dec-17 Westpac CET1 capital (lhs, $bn) APRA industry CET1 capital ratio 10.0 10.6 10.1 unquestionably $bn strong % Additional Tier 1 capital 1.7 2.1 2.1 Building capital 10.2 10.5 10.110.1 10.0 Tier 2 capital 2.3 2.1 2.1 45 8.0 35 6.0 Risk weighted assets (RWA) ($bn) 404 404 410 30 Leverage ratio 5.3 5.7 5.5 4.0 25 Internationally comparable ratios1 2.0 20 Leverage ratio 6.0 6.3 6.2 CET1 ratio 15.3 16.2 15.7 10.6 10.0 10.0 9.5 9.5 9.3 8.4 Impact of APRA’s changes to mortgage RWA3

CET1 capital and RWA movements Capital 4 other capital 4.2 352.7 349.3 Westpac Group 1Q18 Capital, Funding and Asset Quality Update Mar-17 Sep-17 Final dividend (net of DRP) Other Dec-17 Mar-17 Mar-17 Sep-17 Sep-17 Model changes Credit RWA Portfolio growth Market risk Credit quality improve-ments IRRBB Other Other Dec-17 Dec-17 Credit RWA movements ($bn) 4.2 (1.7) (0.1) 355.9 Up $6.6bn or 1.9% CET1 capital ratio (%) 1Q18 earnings, RWA movements and 10.6 (0.7) movements 10.0 0.2 10.1 CRWETA1mcaopveitmalernattsio($(b%n) 6.6 (0.5) 0.5 (0.5) 410.3 404.4 404.2 Up $6.1bn or 1.5%

Funding and liquidity | 5

Well progressed on FY18 term funding

1Q18 funding and liquidity highlights

- LCR 116% (124% at 30 September 2017)
- Estimated NSFR 110% (109% at 30 September 2017)
- Well progressed on FY18 term funding plan, with $15.4bn issued in the first four months of FY18, including $8.1bn issued in 1Q18
- New term issuance has been well diversified across currencies, products and tenors, including the Group's first public offshore climate bond issued in November 2017 (EUR500m)

Term debt issuance and maturity profile[1,3,5] ($bn)


Issuance
Maturities
Sub debt
Senior/Securitisation
Hybrid
Covered bond
33
22
33
31
42
37
8
20
27
26
26
21
28
FY12
FY13
FY14
FY15
FY16
FY17
1Q18
FY18 remaining
FY19
FY20
FY21
FY22
>FY22

1Q18 new term issuance composition[1] (%)


By type
83
5
12
Senior unsecured
Covered bonds
Securitisation
By currency
15
37
6
42
AUD
USD
EUR
Other
By investor location[2]
29
9
4
33
25
Asia
Europe
UK
Australia & NZ
North America
By tenor[3,4]
50
16
33
0.5
3 Years
4 Years
5 Years
>5 years

Charts may not add to 100 due to rounding.

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 370 days excluding US Commercial Paper and Yankee Certificates of Deposit. 2 Westpac public benchmark transactions only. 3 Maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. 4 Tenor excludes RMBS and ABS. 5 Perpetual sub-debt has been included in >FY22 maturity bucket. Maturities exclude securitisation amortisation.

Westpac Group 1Q18 Capital, Funding and Asset Quality Update

Asset quality remains sound Asset quality 6 76bps 77bps 76bps 75bps 49% 52% 46% 46% impaired assets Westpac Group 1Q18 Capital, Funding and Asset Quality Update Sep-10 Sep-11 Sep-12 Sep-13 Sep-14 Sep-15 Sep-16 Mar-17 Sep-17 Dec-17 Provision coverage ratios Sep-16 Mar-17 Sep-17 Dec-17 Collectively assessed provisions to credit RWA Impairment provisions to Total provisions to RWA 88bps 87bps 77bps 76bps Stressed exposures (as a % of TCE) Watchlist & substandard 90+ day past due (dpd) and not impaired 3.20 Impaired 1.051.03 2.07 2.48 1.45 2.17 1.24 1.60 0.85 1.24 1.20 1.14 0.71 0.99 0.65 0.46 0.59 0.41 0.56 0.54 0.54 0.35 0.31 0.67 0.62 0.58 0.26 0.33 0.35 0.34 0.34 0.25 0.44 0.27 0.22 0.20 0.20 0.15 0.15 Highlights • Stressed exposures to TCE down 2bps to 1.03% • Total stressed assets $10.4bn ($0.2bn lower) í Impaired assets stable ($1.5bn) í 90+ day past due and not impaired assets stable í Watchlist & substandard assets down $128m

Stressed exposures lower across industries Asset quality 7 watchlist 1 Includes Finance & insurance, Utilities, Government admin. & defence. Westpac Group 1Q18 Capital, Funding and Asset Quality Update Agriculture, forestry & fishing Property Wholesale & retail trade Transport & storage Services Manufacturing Construction Property services & business services Accommodation, cafes & restaurants Other1 Mining Corporate and business portfolio stressed exposures by industry ($bn) 2.0 1.8 1.6 1.4 1.2 1.0 0.8 0.6 0.4 0.2 0.0 Mar-17 Sep-17 Dec-17 Downgrade of 3 names into Reduced exposure of existing facilities and upgrades

Asset quality | 8

Asset quality areas of interest

Mining (inc. oil and gas) portfolio

	Sep-17	Dec-17
Total committed exposures (TCE)	$9.7bn	**$9.7bn**
Lending	$5.1bn	**$5.0bn**
% of Group TCE	0.96	**0.95**
% of portfolio graded as 'stressed'[1,2]	2.33	**1.99**
% of portfolio in impaired[2]	0.44	**0.33**

New Zealand dairy portfolio

	Sep-17	Dec-17
Total committed exposure (TCE)	NZ$6.0bn	**NZ$6.0bn**
Lending	NZ$5.8bn	**NZ$5.7bn**
% of Group TCE	0.55	**0.54**
% of portfolio graded as 'stressed'[1,2]	17.02	**15.20**
% of portfolio in impaired[2]	0.34	**0.45**

Retail trade portfolio

	Sep-17	Dec-17
Total committed exposures (TCE)	$15.4bn	**$15.5bn**
Lending	$11.5bn	**$11.0bn**
% of Group TCE	1.53	**1.53**
% of portfolio graded as 'stressed'[1,2]	3.02	**3.20**
% of portfolio in impaired[2]	0.31	**0.34**

Commercial property portfolio

	Sep-17	Dec-17
Total committed exposures (TCE)	$65.2bn	**$66.3bn**
Lending	$49.6bn	**$51.6bn**
Commercial property as a % of Group TCE	6.48	**6.55**
Median risk grade[1]	BB equivalent	**BB+ equivalent**
% of portfolio graded as 'stressed'[1,2]	1.27	**1.44**
% of portfolio graded as 'impaired'[2]	0.38	**0.26**

1 Includes impaired exposures. 2 Percentage of portfolio TCE.

Residential apartment development >$20m ($bn)

	Sep-17	Dec-17
Total	4.2	**3.7**
>$20m in major markets, shown below	2.7	**2.4**
Sydney major markets	1.5	**1.6**
Inner Melbourne	0.7	**0.6**
Inner Brisbane	0.4	**0.2**
Perth metro	0.0	**0.0**
Adelaide CBD	0.1	**0.0**

Westpac Group 1Q18 Capital, Funding and Asset Quality Update

Australian consumer unsecured lending Asset quality 9 - Accounts in serviceability period 12bps 37bps 31bps 1.35 1.10 1.16 (%) loans and auto in 2H16 and 1H17 ex-hardship ex-hardship 1 For consumer unsecured portfolios when an account reaches 180 days past due, in line with portfolio practices, it is written off. 2 For consumer unsecured portfolios any payments received after write-off and until the serviceability period has expired and if the account returns to performing are recorded as recoveries. Westpac Group 1Q18 Capital, Funding and Asset Quality Update Hardship reporting changes • Implemented for credit cards, personal • Impact on 90+ day delinquencies in 1Q18 was 50bps • Has resulted in higher write-offs1 and higher recoveries2 • The change is not yet fully reflected in risk weighted assets 90+ day delinquencies (%) Personal loans Auto loans Personal loans Auto loans 3.0 2.0 1.0 0.0 90+ day delinquencies (%) Total unsecured Credit cards consumer lending Total ex-hardship Credit cards 3.0 ex-hardship 2.0 1.0 0.0 Australian consumer unsecured lending portfolio Mar-17 Sep-17 Dec-17 30+ day delinquencies (%) 3.99 3.60 3.76 90+ day delinquencies (%) 1.63 1.66 1.66 Estimated impact of changes to hardship treatment for 90+ day delinquencies (bps) - Accounts in hardship increase 16bps 19bps 19bps 90+ day delinquencies excluding hardship 90+ day delinquencies (%) by State NSW/ACT VIC/TAS QLD WA SA/NT 3.0 2.0 1.0 0.0 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17

Australian mortgage delinquencies remain low Asset quality 10 Australian mortgage delinquencies and properties in possession (PIPs) Australian mortgage portfolio delinquencies Mar-17 Sep-17 Dec-17 90+ day past due total 90+ day past due investor 30+ day delinquencies (bps) 139 130 135 3.0 90+ day delinquencies (bps) (includes impaired mortgages) 67 67 67 2.0 Estimated cumulative impact of changes to hardship treatment (bps) 13 18 15 1.0 Consumer PIPs 382 437 368 PIP increase in FY17 mainly due to rise in WA and Qld reflecting weaker economic conditions in those states. Recent reduction in PIPs reflects timing of settlements 0.0 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 41 40 10 9 7 6 6 5 1 Source ABA Cannex September 2017. Westpac Group 1Q18 Capital, Funding and Asset Quality Update Housing lending portfolio by State (%) Australian banking system1 45 Westpac Group portfolio 1Q18 Westpac Group drawdowns 28 26 30 16 17 14 NSW & ACT VIC & TAS QLD WA SA & NT Australian mortgages 90+ day delinquencies by State (%) 3.0 2.0 1.0 0.0 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 NSW/ACT VIC/TAS QLD WA SA/NT ALL Introduced new hardship treatment 30+ day past due total Loss rates Introduced new hardship treatment

Mortgages - comfortably operating within macro-prudential limits

Asset quality | 11

Flow of interest only[1] (% of total limits)


Applications
Settlements
APRA requirement for new I/O flow to be below 30%
46
49
45
50
35
43
23
26
22
22
1Q17
2Q17
3Q17
4Q17
1Q18

Switching from I/O to P&I[2] ($m)


Reached end of I/O period
Customer initiated
2,368
2,604
4,261
7,913
4,717
2,554
2,592
3,004
3,447
3,911
1Q17
2Q17
3Q17
4Q17
1Q18

Mortgage lending growth (%)


Investor 3
Owner occupied
9.8
4.4
5.1
4.8
Oct-16
Nov-16
Dec-16
Jan-17
Feb-17
Mar-17
Apr-17
May-17
Jun-17
Jul-17
Aug-17
Sep-17
Oct-17
Nov-17
Dec-17

Key changes to interest only mortgage settings

- Pricing – differential pricing for investor property lending, interest only and SMSF lending
- 80% maximum LVR for all new interest only loans (includes limit increases, interest only term extension and switches) with limited exceptions
- No switch fee for customers switching to P&I from interest only since June 2017
- No longer accepting external refinances (from other financial institutions) for owner-occupied interest only

Current variable mortgage interest rate[4] (%)


Owner occupied
Investor
4.44
5.03
4.99
5.50
P&I
I/O
P&I
I/O

Interest only flow definition

- The 30% interest only cap incorporates all new interest only loans including bridging facilities, construction loans and limit increases on existing loans
- The interest only cap excludes flows from line of credit products, switching between repayment types, such as interest only to P&I or from P&I to interest only and also excludes term extensions of interest only terms within product maximums[5]
- Any request to extend term beyond the product maximum is considered a new loan, and hence is included in the cap

1 Flow is based on APRA definition. 2 I/O is interest only mortgage lending. P&I is principal and interest mortgage lending. 3 Investor is as per APRA extended definition used for reporting against the 10% cap. 4 Interest rates as at 23 January 2018 for Westpac Rocket Repay Home Loan inclusive of Premier Advantage Package discount assuming loan amount $250,000 - $499,999. 5 Product maximum term for interest only is 5 years for owner occupied and 10 years for investor loans.

Westpac Group 1Q18 Capital, Funding and Asset Quality Update

Appendix 1: Definitions

Appendix | 12

Capital ratios	As defined by APRA (unless stated otherwise)
Risk weighted assets or RWA	Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset-backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5
Leverage ratio	As defined by APRA (unless stated otherwise). Tier 1 capital divided by 'exposure measure' and expressed as a percentage. 'Exposure measure' is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures
Internationally comparable ratios	Internationally comparable regulatory capital ratios are Westpac's estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled "International capital comparison study" dated 13 July 2015
Liquidity coverage ratio (LCR)	An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario

High quality liquid assets (HQLA)	Assets which meet APRA's criteria for inclusion as HQLA in the numerator of the LCR
Committed liquidity facility (CLF)	The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity
Net stable funding ratio (NSFR)	The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI's capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI's assets and off-balance sheet activities. From 1 January 2018, ADI's must maintain an NSFR of at least 100%
Collectively assessed provisions or CAPs	Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Included in the collectively assessed provision is an economic overlay provision which is calculated based on changes that occurred in sectors of the economy or in the economy as a whole

Westpac Group 1Q18 Capital, Funding and Asset Quality Update

Appendix 1: Definitions

Appendix | 13

Impaired assets	Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer's outlook, cashflow, and the net realisation of value of assets to which recourse is held and includes: 1. facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; 2. non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; 3. restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; 4. other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and 5. any other assets where the full collection of interest and principal is in doubt
Individually assessed provisions or IAPs	Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement

Stressed assets	Stressed assets are the total of watchlist and substandard, 90 days past due and not impaired and impaired assets
Total committed exposures (TCE)	Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk
Watchlist and substandard	Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal
90 days past due and not impaired	Includes facilities where: 1. contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days, including accounts for customers who have been granted hardship assistance; or 2. an order has been sought for the customer's bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and 3. the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis These facilities, while in default, are not treated as impaired for accounting purposes

Westpac Group 1Q18 Capital, Funding and Asset Quality Update

Investor Relations Team Contact us 14 www.westpac.com.au/investorcentre Head of Investor Relations Director Westpac Group 1Q18 Capital, Funding and Asset Quality Update Equity Investor Relations Andrew BowdenNicole MehalskiAnnual reports Presentations and webcasts +61 2 8253 4008 +61 2 8253 1667 5 year financial summary andrewbowden@westpac.com.au nicole.mehalski@westpac.com.au Prior financial results Debt Investor Relations Jacqueline BoddyLouise Coughlan Director Director (Rating Agencies) +61 2 8253 3133 +61 2 8254 0549 jboddy@westpac.com.au lcoughlan@westpac.com.au Retail Shareholder Investor Relations Danielle StockJillian Maxwell Senior Manager Senior Manager +61 2 8253 0922 +61 2 8253 6556 danielle.stock@westpac.com.au jillian.maxwell@westpac.com.au Or email: investorrelations@westpac.com.au

Disclaimer Disclaimer 15 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2017 Full Year Financial Results (incorporating the requirements of Appendix 4E) for the twelve months ended 30 September 2017 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2017 Full Year Financial Results for the twelve months ended 30 September 2017 (or Annual Report for the year ended 30 September 2017) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Westpac Group 1Q18 Capital, Funding and Asset Quality Update